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                                                                   EXHIBIT 99.1
THE CHASE MANHATTAN CORPORATION
270 PARK AVENUE
NEW YORK, NY 10017-2070
                                  NEWS RELEASE


Investor Contact:  John Borden                Press Contacts:  John Anderson
                   212-270-7318                                212-270-2270
                                                               John Stefans
                                                               212-270-7438
                For Immediate Release                          John Meyers
                Monday, April 1, 1996                          212-270-7454


CHASE AND CHEMICAL MERGE, CREATING LARGEST BANKING COMPANY IN THE UNITED STATES


        New York, April 1, 1996 -- The Chase Manhattan Corporation and Chemical Banking Corporation today said that they have completed the merger of their holding companies, effective March 31.

        With $300 billion in assets, the new company, called The Chase Manhattan Corporation, is now the largest banking company in the United States and becomes America's first broadly diversified banking organization to have top-tier, scale positions in each of its principal business lines.

        The new Chase has more primary relationships with large U.S. companies than any other competitor, making it the leading bank to corporate America. It is also one of the nation's preeminent financial products companies, with leading positions in credit cards, mortgage banking, consumer finance, mutual funds and home banking. Domestically, it has offices in 39 states and relationships with more than 25 million households coast to coast.

        The new Chase is also among only a handful of truly global competitors, with wholesale banking operations in 52 countries, clients in 180 and leadership rankings in almost all areas of global finance, trading, private banking and information and transaction services.

        It also has the largest branch system in the tri-state metropolitan region that encompasses down-state New York, northern New Jersey and southern Connecticut. Within this region and throughout Texas, it is also the leading banker to small businesses and middle market companies.

        The new Chase starts life with $20 billion in shareholders' equity, ranking it fourth in the world among banks in terms of equity capital, and has a market capitalization of approximately $32 billion.


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        "The new organization has the size and scope to compete globally in a manner to which few other companies can aspire," said Walter V. Shipley, chairman and chief executive officer of the new Chase. "Our market presence and product capabilities, combined with the best people in the business, will all be brought to bear on everything we do for our clients."

        "The merger combines mutual and complementary strengths to create a premier global financial services company that is a preeminent competitor in all of its markets," said Thomas G. Labrecque, president and chief operating officer of the new Chase. "Most important, we will have the resources to deliver innovative, integrated solutions to our customers."

        The two flagship banks of the new corporation, Chemical Bank and The Chase Manhattan Bank, will merge later this year and will continue to operate as separate banks with separate retail branch networks in the interim.

        As a result of the merger, each outstanding share of Chase Manhattan Corporation common stock was converted into 1.04 shares of Chemical Banking Corporation common stock.

        Upon effectiveness of the merger on March 31, Chemical Banking Corporation changed its name to The Chase Manhattan Corporation and on April 1 its common stock will commence trading on the New York Stock Exchange under the stock symbol CMB and on the London Stock Exchange under the name The Chase Manhattan Corporation.


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                                                                      Release 3